Execution Version

Exhibit 2.3

Certain identified information (shown as “Omitted”) in this exhibit has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K since the excluded information is not material and would likely cause competitive harm to the Company if publicly disclosed

AMENDMENT TO COMPANY AGREEMENT

OF

EAST CAMP DOUGLAS, LLC

This Amendment (the “Amendment”) to the Company Agreement (the “Company Agreement”) of East Camp Douglas, LLC, a Nevada limited liability company (the “Company”) is made this  8th day of May, 2026 (the “Effective Date”), by and between Hawthorne Land & Minerals, LLC, a Nevada limited liability company (“Hawthorne”), and GRC Nevada Inc., a Nevada corporation (“GRC”), the members (each a “Member” and collectively, the “Members”) of the Company. Hawthorne and GRC may also each be referred to individually as a “Party” and collectively as “Parties”. All terms not otherwise defined herein shall have the meaning set forth in the Company Agreement.

Recitals:

A.WHEREAS, on February 27, 2026, the Members entered into the Company Agreement, whereby the Members set forth their understandings and agreements with respect to the operation, management and other matters related to the Company; and

B.WHEREAS, the Members now desire to amend the Company Agreement to revise how the Company handles certain tax matters.

Amendment:

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members agree as follows:

1.	ARTICLE I of the Company Agreement is revised as follows:

a.	The following definitions are hereby added to Section 1.1:

i.	“Loss” means any item of loss or deduction of the Company as determined under the capital accounting rules of Regulations § 1.704-1(b)(2)(iv) for purposes of adjusting the capital accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of deduction and loss.

ii.	“Profit” means any item of income or gain of the Company as determined under the capital accounting rules of Regulations § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income or gain.

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0605070005-449156211-24/4.2

b.	The following definitions are hereby deleted in their entirety from Section 1.1:

i.	“Partnership Representative”

ii.	“Push Out Election”

iii.	“Reviewed Year”

iv.	“Service”

2.	ARTICLE III of the Company Agreement is revised as follows:

a.	The language of Section 3.3, “Capital Accounts” is hereby deleted in its entirety and replaced with the following language:

Capital Accounts. The Company shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with Code Section 704(b) and Regulations Section 1.704-1(b)(2)(iv), as provided in Exhibit D. Prior to completion of the Exploration Budget and full payment of the Funding Amount by Hawthorne, all contributions and expenditures made by Hawthorne under the Exploration Budget will be borne exclusively by Hawthorne and will not be allocated on a pro rata basis. Prior to completion of the Exploration Budget and full payment of the Funding Amount by Hawthorne, Hawthorne’s Capital Account will be credited (increased) by all contributions made by Hawthorne under the Exploration Budget and debited (decreased) by all expenses incurred by Hawthorne under the Exploration Budget.

3.	ARTICLE VIII of the Company Agreement is revised as follows:

a.	The heading of ARTICLE VIII is hereby deleted in its entirety and replaced with the following heading: “Tax Matters and Distributions”.

b.	The subtitle and language of Section 8.1, “Allocation of Net Income and Loss” is hereby deleted in its entirety and replaced with the following language:

Tax Matters. Exhibit D shall govern the relationship of the Members and the Company with respect to tax matters.

c.	Sections 8.3, 8.4, and 8.5 are hereby deleted in their entirety.

4.	ARTICLE IX of the Company Agreement is revised as follows:

a.	Sections 9.7 and 9.8 are hereby deleted in their entirety.

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5.	Exhibit D, attached hereto, is added as Exhibit D to the Company Agreement and incorporated by reference therein.

6.	As amended by this Amendment, the Members hereby confirm and agree that the Company Agreement remains in full force and effect.

[Signatures on following page]

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IN WITNESS WHEREOF, the Members have executed this Amendment as of the date first set forth herein.

MEMBERS:

HAWTHORNE LAND & MINERALS, LLC

a Nevada limited liability company

By:__/s/ Omitted___________________

Name:

Its:

GRC NEVADA INC.,

a Nevada corporation

By:__/s/Jason Reid_____________

Name: Jason Reid

Its: President

Signature Page to

Amendment to Company Agreement of East Camp Douglas, LLC

EXHIBIT D

Tax Matters

This Exhibit D shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed in this Exhibit D.

Article I
TAX MATTERS PARTNER
1.1Designation of Partnership Representative.  The Operator is designated the partnership representative (the “Partnership Representative”) as defined in section 6223 of the Code and if the Operator is not a natural person, shall designate the “designated individual” under Regulations section 301.6223-1.  Any successor Partnership Representative shall be designated by the Board of Managers.  The Partnership Representative shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms.  If the Operator resigns or is removed, the Member serving as the Operator at the end of a taxable year shall continue as Partnership Representative with respect to all matters concerning that year unless the Partnership Representative for that year is required to be changed under applicable Regulations.  The Partnership Representative and the other Members shall use reasonable best efforts to comply with their responsibilities under this Article I and under sections 6221 through 6241 of the Code and the related Regulations, and in doing so shall incur no liability to the Company or any Member. Except as expressly limited pursuant to the Agreement and this Exhibit D, the Partnership Representative shall have the power and authority to take any action on behalf of the Company granted to the partnership representative under Sections 6221 through 6241 of the Code.
1.2Information.  Each Member shall furnish the Partnership Representative with information reasonably requested by the Partnership Representative to permit the Partnership Representative to perform is obligations under the Agreement and this Exhibit D.  The Partnership Representative shall keep each Member reasonably informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items under section 6225 of the Code.
1.3Inconsistent Treatment of Tax Item.  Each Member agrees to report its distributive share of income, gain, loss, deduction and credit consistently with each K-1 provided to such Member by the Company.  If any Member intends to report any partnership-related item on such Member’s federal income tax return inconsistently with the treatment of such item on the partnership return of the Company, such Member shall promptly notify the Partnership Representative of the treatment by such Member of item.
1.4Extensions of Limitation Periods.  The Partnership Representative shall not extend the period of limitations under section 6235(b) of the Code without the prior approval of the Board of Managers.
1.5Requests for Administrative Adjustments.  No Member shall file a request for an administrative adjustment of partnership items under section 6227 of the Code without first providing notice to the Board of Managers and receiving approval from the Board of Managers.

Exhibit D – Tax Matters: Page 1

If the Board of Managers consents to such administrative adjustment request within 30 days after the notice (or such shorter period as may be required to timely file the request), the Partnership Representative shall file the request on behalf of the Company.
1.6Judicial Proceedings.  If any Member intends to file a petition under section 6234 or any other section of the Code with respect to any partnership item, or other tax matter involving the Company, the Member shall notify the Board of Managers of its intention and the nature of the contemplated proceeding.  If the Board of Managers consents to such petition within 30 days after the notice (or such shorter period as may be required to timely file the petition), the Partnership Representative shall file the petition on behalf of the Company.
1.7Settlements.  The Partnership Representative shall not settle any tax proceeding (whether before the Internal Revenue Service or similar state agency, or a court) without the consent of the Board of Managers.
1.8Fees and Expenses.  The Partnership Representative shall not engage legal counsel, certified public accountants, or others on behalf of the Company without the prior approval of the Board of Managers.  Any Member may engage legal counsel, certified public accountants, or others on its own behalf at its sole cost and expense.  Any reasonable item of expense, including fees and expenses for legal counsel, certified public accountants, and others incurred by the Partnership Representative (after approval of the Board of Managers as provided above) in connection with any audit, assessment, litigation or other proceeding relating to any partnership item, shall constitute a proper charge to the Business Account.
1.9Survival.  The provisions of this Article I shall survive the termination of the Company or the termination of any Member’s interest in the Company, and shall remain binding on the Members for the period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax years.
Article II
PARTNERSHIP TAX STATUS; TAX ELECTIONS
2.1Partnership Tax Status.  The Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed by all of the Members, no Member shall take any action to change the status of the Company as a partnership under Regulations section 301.7701-3 or similar provision of state Law; provided, however, that nothing in this Agreement shall be deemed to create a partnership for any other purpose.  The Operator shall file with the appropriate office of the Internal Revenue Service a return of partnership income for the Company (Form 1065), and file with the appropriate offices of state agencies any required partnership state income tax or informational returns.  Each Member shall furnish to the Operator any information it may have relating to the Company or Operations as shall be required for the proper preparation of these returns.  The Operator shall furnish to the other Members for their review and comment a copy of each proposed income tax return (including all schedules and supporting work papers) at least two weeks before the date the return is filed.  The Operator shall promptly provide to the Members all information reasonably requested by any Member to calculate estimated tax payments and prepare tax return extensions.

Exhibit D – Tax Matters: Page 2

2.2Tax Elections.
(a)Required Company Elections.  The Company shall make the following elections for all partnership income tax returns:
(i)to use the accrual method of accounting.
(ii)to use as its taxable year the calendar year ending December 31 (and each Member represents for this purpose that its taxable year ends on December 31);
(iii)to deduct currently all development expenses to the extent possible under section 616(a) of the Code or, at the election of the Operator, to defer such expenses under Section 616(b) of the Code;
(iv)unless the Members unanimously agree otherwise, to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation;
(v)to treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by Law;
(vi)to make an election to adjust the basis of Company property with respect to a Member under section 754 of the Code at the request of the Member; and
(vii)to amortize over the shortest permissible period all organizational expenditures and business start-up expenses under sections 195 and 709 of the Code.
(b)Other Company Elections.  Except as provided in Section 2.2(a), elections required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Operator.
(c)Member Elections.  Each Member shall elect under section 617(a) of the Code to deduct currently all exploration expenses.  Each Member reserves the right to capitalize its share of development and exploration expenses of the Company in accordance with section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of these expenses shall not affect the Member’s Capital Account.
Article III
ALLOCATIONS OF PROFITS AND LOSSES
3.1In General.  This Article III provides for the allocation among the Members of items of Profit and Loss for purposes of crediting and debiting the Capital Accounts of the Members.  Article IV provides for the allocation among the Members of taxable income and tax losses.
3.2Allocations to Members.  Except as provided in Section 3.3, all items of Profit and Loss shall be allocated among the Members as follows:

Exhibit D – Tax Matters: Page 3

(a)Exploration and Development Costs.  Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.
(b)Depreciation and Amortization.  Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset that gives rise to the depreciation, amortization or loss deduction.
(c)Production and Operating Costs.  Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.
(d)Depletion.  Depletion deductions with respect to a depletable property shall be allocated among the Members in accordance with their respective contributions to the book value of the depletable property as determined for purposes of maintaining the Capital Accounts.
(e)Gross Income.  Gross income (calculated after deduction of cost of goods sold) shall be allocated to the Members in accordance with their Membership Interests.
(f)Sales of Depreciable or Depletable Assets.  Except as provided in Section 3.2(g), items of Profit and Loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members’ Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and other items of Profit or Loss) most closely reflects the Members’ Membership Interests.
(g)Sales of All or Substantially All Assets.  Items of Profit and Loss on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their relative Membership Interests (“Balance Capital Accounts”) after taking into account the sale.  In making the allocations under this Section 3.2(g), to the extent necessary to Balance Capital Accounts, Items of Profit and Loss shall be calculated on an asset-by-asset basis, and any property contributed by a Member shall be treated as a separate asset from the property contributed by or created with funds contributed by the other Member.  If the Company does not have sufficient items of Profit and Loss to Balance Capital Accounts, the liquidator may take other actions under Section 9.3 of the Agreement as it determines are reasonably appropriate to Balance Capital Accounts, including reallocating items among the Members.
(h)Capitalization.  Expenses and deductions allocable under the preceding provisions of this Section 3.2 may be required to be capitalized into production under section 263A of the Code, in which case the allocation of gross income on the sale of such production shall be adjusted, in any reasonable manner consistently applied by the Operator, so that the same net amount (subject to possible timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated under the preceding provisions of this Section 3.2.

Exhibit D – Tax Matters: Page 4

(i)Recapture of Exploration Expenses.  Any recapture of exploration expenses under section 617(b)(1)(A) of the Code, and any disallowance of depletion under section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.
(j)Other Losses.  All items of Loss that are not otherwise allocated in this Section 3.2 shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such other Loss.
(k)Other Profit.  All items of Profit that are not otherwise allocated in this Section 3.2 shall be allocated to the Members in proportion to their respective Membership Interests.
3.3Regulatory Allocations.  Notwithstanding Sections 3.2 and 3.5:
(a)Elimination of Deficit Adjusted Capital Account Balance.  If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) that result in a deficit balance in the Member’s Capital Account (adjusted as provided below), items of Profit shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account deficit of such Member (as so adjusted) as quickly as possible.  For the purposes of this Section 3.3(a), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore under any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore under the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5).
(b)Decrease in Partnership Minimum Gain.  If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of Profit for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Regulations section 1.704-2(f).  If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of Profit for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Regulations section 1.704-2(i)(4).  Under Regulations section 1.704-2(i)(1), deductions attributable to a “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).
(c)Allocations Causing Deficit Adjusted Capital Account Balance.  If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article IV have been made and after giving effect to the adjustments described in the last sentence of Section 4.3(a)), such deductions shall instead be allocated to the other Member.

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(d)Partner Nonrecourse Deductions.  Items of Company loss, deduction and expenditures described in section 705(a)(2)(B) of the Code that are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Regulations section 1.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with Regulations section 1.704-2(i).
(e)Basis Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset under section 734(b) or 743(b) of the Code is required under Regulations section 1.704-1(b)(2)(iv)(m)(2) or section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of the adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Membership Interests if Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made if Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.
3.4Curative Allocations.  The allocations in Section 3.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Profit or Loss under this Section 3.4.  Accordingly, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Operator shall make such offsetting special allocations of items of Profit or Loss in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated under Section 3.2 without regard to Section 3.3.
3.5Other Allocation Rules.
(a)Determination of Profits and Losses.  Items of Profit or Loss allocable to any period shall be determined on a daily, monthly, or other basis, as determined by the Operator using any permissible method under section 706 of the Code and the related Regulations.
(b)Changes in Membership Interests.  If the Members’ Membership Interests change during any taxable year of the Company, the distributive share of items of Profit or Loss of each Member shall be determined in any manner (i) permitted by section 706 of the Code, and (ii) determined by the Operator.
(c)Certain Allocations.  For purposes of this Article III, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Membership Interests.  “Nonrecourse deductions,” as defined by Regulations section 1.704-2(b)(1) shall be allocated among the Members in proportion to their respective Membership Interests.

Exhibit D – Tax Matters: Page 6

Article IV
TAX ALLOCATIONS
4.1Tax Allocations.  Except as provided in Sections 4.2, 4.3 and 4.4, items of taxable income, deduction, gain and loss shall be allocated in accordance with the principles of Section 3.2.
4.2Recapture of Tax Deductions.  Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.
4.3Allocation of Section 704(c) Items.  To the extent required by section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization), as determined for tax purposes, with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Regulations section 1.704-1(b)(2)(iv)(f) (collectively referred to as “Adjusted Properties”) shall be allocated among the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of sections 704(b) and 704(c) of the Code.  The Members intend that Section 704(c) shall effect no allocations of tax items that are different from allocations according to the principles of Section 3.2; provided that the gain or loss on the sale of property contributed to Company shall be allocated to the contributing Party to the extent of built-in gain or loss, respectively, as determined under Treasury Regulation section 1.704-3(a).  The Members intend that the allocations provided by the preceding sentence constitute a “reasonable method” that is consistent with the purposes of Section 704(c) of the Code, within the meaning of Regulations Section 1.704-3(a)(1).  However, to the extent that allocations of tax items are required under section 704(c) of the Code to be made other than in accordance with the allocations under Sections 3.2, 3.3 and 3.4 of the corresponding items for Capital Account purposes, section 704(c) shall be applied in accordance with the available allocation method that the Operator reasonably determines most closely approximates the allocations under this Exhibit D.
4.4Depletion Deductions.  Excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived.  The term “excess percentage depletion” shall mean the excess, if any, of deductions for percentage depletion as determined for tax purposes over the adjusted basis of the depletable property.
4.5Integration With Section 754 Election.  All items of income, gain, loss, deduction and credits recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

Exhibit D – Tax Matters: Page 7

4.6Allocation of Tax Credits.  The tax credits, if any, with respect to the Company’s property or operations shall be allocated among the Members in accordance with Regulations section 1.704-1(b)(4)(ii).
Article V
CAPITAL ACCOUNTS
5.1Capital Accounts.  The Operator shall maintain a separate capital account for each Member and such other Member accounts as may be necessary or desirable to comply with the requirements of applicable Laws (“Capital Accounts”).
(a)Maintenance of Capital Accounts.  Each Member’s Capital Account shall be maintained in accordance with the provisions of Regulations section 1.704-1(b)(2)(iv).
(b)Book-Tax Difference.  If the Capital Accounts of the Members are computed with reference to the book value of any Asset that is different than the adjusted tax basis of the Asset, then the Capital Accounts of the Members shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to the Asset under Regulations section 1.704-1(b)(2)(iv)(g).  The amount of book depreciation, depletion, or amortization for a period with respect to an item of property of the Company shall be the amount that bears the same relationship to the book value of such property (as determined for purposes of maintaining Capital Accounts) as the depreciation (or cost recovery deduction),  depletion, or amortization computed for tax purposes with respect to such property for such period bears to the adjusted tax basis of such property; provided that, if such property has a zero adjusted tax basis, the book depreciation, depletion, or amortization may be determined under any reasonable method selected by the Operator; and provided further that the amount of book depletion with respect to a depletable property shall not exceed the book value of such property (as determined for purposes of maintaining the Capital Accounts).
(c)Transfer of Interest.  If any interest in the Company is Transferred, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest, except as provided in Regulations section 1.704-1(b)(2)(iv)(1), and except that if a Transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, Regulations section 1.708-1(b) shall apply.
(d)Distributions of Property.  If any property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized items of Profit and Loss inherent in the distributed property (that has not been reflected previously in the Capital Accounts) would be allocated among the Members if there was a taxable disposition of the distributed property for the fair market value of the property on the date of the distribution taking into account section 7701(g) of the Code.  For this purpose, the fair market value of the distributed property shall be determined under Section 5.3.
(e)Depletable Properties.  For purposes of maintaining Capital Accounts, the Company’s deductions with respect to contributed property in each year for depletion, deferred development expenditures under section 616(b) of the Code attributable to pre-contribution expenditures, amortization under section 291(b) of the Code attributable to pre-contribution expenditures, and amortization under section 59(e) of the Code attributable to pre-contribution

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expenditures shall be (i) the amount of the corresponding item determined for tax purposes under Section 4.4; multiplied by (ii) the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts, to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under sections 616(b), 291(b), and 59(e) of the Code).
(f)Restatement of Capital Accounts.  As determined by the Operator, upon the occurrence of an event described in Regulations section 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts of the Members shall be restated under Regulations section 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized items of Profit and Loss inherent in the Assets (that previously has not been reflected in the Capital Accounts) would be allocated among the Members if the Assets were sold in a taxable disposition for their fair market values as determined under Section 5.3; provided that the Capital Accounts of the initially admitted Members shall not be adjusted pursuant to this sentence in connection with their Initial Contributions.  For purposes of Section 3.2, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account under the preceding sentence.  After a revaluation under this Section 5.1(f), each Member’s share of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued under this Section 5.1(f) shall be determined in accordance with the principles of section 704(c) of the Code as applied under Section 4.3.
5.2Liquidation.  After the dissolution, and effective upon the liquidation of the Company, the liquidator shall cause the Capital Accounts of the Members to be restated in accordance with Section 5.1(f) to reflect any items of Profit or Loss that would be realized by the Company and allocated to the Members under Article III if the Assets were sold at the time of liquidation for their fair market values as determined under Section 5.3.
5.3Fair Market Values.  For purposes of Sections 5.1(d), 5.1(f) and 5.2, the fair market values of any Assets as of the time of determination shall be determined by the Board of Managers.
5.4Modifications.  This Article V and the other provisions of this Exhibit D relating to the maintenance of Capital Accounts and allocations of items of Profit and Loss are intended to comply with Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent with those Regulations.  If the Operator determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits to Capital Accounts, are computed in order to comply with those Regulations, then the Operator may make the prudent modifications if the modifications are not likely to have a material effect on the amount distributable to any Member upon liquidation of the Company under Section 11.1 of the Agreement

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